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                                                                      EXHIBIT 23



The Board of Directors
Independent Bank Corporation:

We consent to incorporation by reference in the registration statements (No. 33-80088) on Form S-3 and (Nos. 333-47352 and 333-32269) on Forms S-8 of
Independent Bank Corporation of our report dated February 1, 2002, relating to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 annual report on Form 10-K of Independent Bank Corporation. Our report refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001.




/s/ KPMG LLP
Detroit, Michigan
March 25, 2002